Exhibit 10.1        Employment Agreement between Mettler-Toledo International Inc. and Olivier A. Filliol, dated November 1, 2007.

Personal/Confidential
Olivier A. Filliol
c/o Mettler-Toledo International Inc.
Im Langacher
8606 Greifensee
Switzerland

Date: November 1, 2007

Employment Agreement

between Mettler-Toledo International Inc., Greifensee Branch, Im Langacher, 8606 Greifensee, Switzerland, and Olivier A. Filliol.  The parties enter into an employment agreement on the terms and conditions set forth below:

Function.  President and Chief Executive Officer, reporting to the Board of Directors.  Chairman of the Group Management Committee (GMC) of the METTLER TOLEDO Group

Employing Company / Position Location.  Mettler-Toledo International Inc., Greifensee Branch, 8606 Greifensee, Switzerland.  The principal place of work is Greifensee, Switzerland.  Given the international presence of the company, employee’s duties will require regular business travel to the Group’s various locations.  If not otherwise stipulated in this agreement, the general rules of employment ("Allgemeine arbeitsvertragliche Bestimmungen (AVB)" of our Swiss operations) apply.

Remuneration.  Base Salary of CHF 750’000.-- gross per annum, effective January 1, 2008 and to be evaluated annually, payable in twelve equal monthly installments of
CHF 62'500.--.  Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER TOLEDO pursuant to the then-current plan and regulations.  Under this plan employee is eligible to earn a Bonus based upon achievement of various financial and personal targets.  For 100% target achievement, the bonus is currently CHF 375’000.-- gross (50% of base salary).  The scaling of the bonus system, and selection and weighting of targets, including personal targets, are at the sole discretion of the Compensation Committee of the Board of Directors.

Expenses.  Expense Allowance according to then-current regulations of CHF 15'600.-- per annum, payable in twelve monthly installments of CHF 1’300.--. No commuting or vehicle allowance will be paid.

Equity Incentive Plan.  Participation in the METTLER TOLEDO Equity Incentive Plan as may be amended from time to time.

Share Ownership Requirement.  Employee is required to acquire at least 15’000 MTD shares by the end of 2010.  Employee agrees to hold such shares until at least one year following his last day of employment.

Personnel Insurance.  Additional Accident Insurance and Disability Insurance (coverage of salary in case of illness and accident), at METTLER TOLEDO’s expense.  Participation in the Mettler-Toledo Fonds (pension plan for GMC members) as might be amended from time to time, at METTLER TOLEDO’s expense for the “Standard plan minus”.  The insured salary in the Mettler-Toledo Fonds and other personnel insurances is 77.2727% of Target Salary, subject to limits applicable under Swiss law.

Vacation.  30 working days per calendar year, including compensation for overtime ("Zeitregelung mit pauschaler Abgeltung").  Unused vacation days in a given year will not be carried forward.

Duration / Notice Period .  This employment agreement starts on January 1, 2008 and is of unlimited duration.  The notice period is 12 months to the end of a month for both parties.  If METTLER TOLEDO terminates the agreement before January 1, 2010 (except for a termination pursuant to Article 337 of the Swiss Code of Obligations), employee will be entitled to an additional termination payment of CHF 1’125’000.-- gross, to be paid within 30 days after such termination.

Limitation on Outside Board Service.  Employee shall not serve on any third party board of directors through the end of 2010, after which third party board service shall be possible subject to prior approval by the Board of Directors.

Non-Competition.  While employee is employed by METTLER TOLEDO, and for a period of twelve months after his termination, employee shall not directly or indirectly (a) engage in or be employed in any business anywhere in the world which competes with the businesses of METTLER TOLEDO, or (b) solicit for hire or hire any METTLER TOLEDO employee.

Previous Employment Agreements.  With the effectiveness of this employment agreement, all previous employment agreements with METTLER TOLEDO shall be considered cancelled. The acquired years of service since May 1, 1998 are taken into consideration where applicable.

Applicable Law and Jurisdiction.  This agreement shall be governed by Swiss law.  All disputes concerning the terms and conditions of this agreement shall be brought before the ordinary courts in the Canton of Zurich, Switzerland.

Mettler-Toledo International Inc.

Robert F. Spoerry                                          Peter Bürker

The Employee

Olivier A. Filliol